Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces Departure of Senior Vice President of Supply Chain

HARRISBURG, PA – August 12, 2021 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) announced today that Ray Daugherty, Senior Vice President of Supply Chain, will be leaving the Company effective August 27th, to pursue other interests.  The Company has commenced its search for a new Head of Supply Chain. Eric van der Valk, Executive Vice President and Chief Operating Officer, will lead this function until a replacement is named.

John Swygert, President and Chief Executive Officer, stated, "We appreciate Ray’s efforts and commitment to the success of the company and wish him the very best in his future endeavors."

About Ollie’s
We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 413 stores in 28 states throughout half of the United States. For more information, visit www.ollies.us.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us